CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Vista Fund:

We consent to the use of our report dated September 10, 2008, incorporated in this Registration Statement by reference, to the Putnam Vista Fund and to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting and Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
November 21, 2008